As filed with the Securities and Exchange Commission on May 7, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Principia Biopharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-3487603
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

200 East Grand Avenue South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Principia Biopharma Inc. 2018 Equity Incentive Plan

Principia Biopharma Inc. 2018 Employee Stock Purchase Plan

(Full titles of the plans)

Martin Babler

President and Chief Executive Officer

Principia Biopharma Inc.

200 East Grand Avenue

South San Francisco, California 94080

(650) 416-7700

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

David G. Peinsipp

Drew Williamson

Amanda Coleman Busch

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
2018 Equity Incentive Plan Common Stock, $0.0001 par value per share	955,973(3)	$28.86	$27,589,380.78	$3,343.83
2018 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	238,993(4)	$28.86	$6,897,337.98	$835.96
Total	1,194,966	—	$34,486,718.76	$4,179.79

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on May 2, 2019, as reported on the Nasdaq Stock Market.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Principia Biopharma Inc. 2018 Equity Incentive Plan (the “2018 EIP”) on January 1, 2019 pursuant to an “evergreen” provision. Pursuant to such provision, on January 1st of each year from 2019 until 2028, the shares authorized for issuance under the 2018 EIP is automatically increased by a number equal to 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, provided that the Registrant’s board of directors (the “Board”) may act prior to January 1st of a given year to provide that there will be no automatic increase or that the increase for such year will be for a lesser number of shares.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Principia Biopharma Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”) on January 1, 2019 pursuant to an “evergreen” provision. Pursuant to such provision, on January 1st of each year from 2019 until 2028, the shares authorized for issuance under the 2018 ESPP is automatically increased by a number equal to the least of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, (b) 500,000 shares of Common Stock, or (c) a lesser number of shares than described under (a) or (b) as determined by the Board.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional (i) 955,973 shares of Common Stock of Principia Biopharma Inc. (the “Registrant”) issuable pursuant to the Principia Biopharma Inc. 2018 Equity Incentive Plan (the “2018 EIP”), and (ii) 238,993 shares of the Registrant’s Common Stock issuable pursuant to the Principia Biopharma Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). These additional shares of Common Stock are securities of the same class as other securities for which an original registration statement on Form S-8 (File No. 333-227389) was filed with the Securities and Exchange Commission (the “Commission”) on September 18, 2018.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)    The contents of the earlier registration statement on Form S-8 relating to the 2018 EIP and 2018 ESPP, previously filed with the Commission on September 18, 2018 (File No. 333-227389);

(b)    The description of the Registrant’s Common Stock contained in a registration statement on Form 8-A filed with the Commission on September 12, 2018 (File No. 001-38653) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(c)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on March 19, 2019.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on the date hereof or after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the Registrant or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 18, 2018, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 18, 2018, and incorporated herein by reference).

4.3	Form of Common Stock Certificate of the Registrant (previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226922), filed with the Commission on August 17, 2018, and incorporated herein by reference).

4.4	Principia Biopharma Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-226922), filed with the Commission on September 4, 2018, and incorporated herein by reference).

4.5	Forms of grant notice, stock option agreement and notice of exercise under the Principia Biopharma Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.5 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-226922), filed with the Commission on September 4, 2018, and incorporated herein by reference).

4.6	Principia Biopharma Inc. 2018 Employee Stock Purchase Plan (previously filed as Exhibit 10.7 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-226922), filed with the Commission on September 4, 2018, and incorporated herein by reference).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on May 7, 2019.

PRINCIPIA BIOPHARMA INC.

By:	/s/ Martin Babler
Martin Babler
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Babler, Christopher Y. Chai and Roy Hardiman, and each or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin Babler Martin Babler	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2019

/s/ Christopher Y. Chai Christopher Y. Chai	Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2019

/s/ Alan B. Colowick Alan B. Colowick	Director and Chair of the Board of Directors	May 7, 2019

/s/ Srinivas Akkaraju Srinivas Akkaraju	Director	May 7, 2019

/s/ Dan Becker Dan Becker	Director	May 7, 2019

/s/ Simeon George Simeon George	Director	May 7, 2019

/s/ John W. Smither John W. Smither	Director	May 7, 2019

/s/ Shao-Lee Lin Shao-Lee Lin	Director	May 7, 2019